EXHIBIT 4.10

         HARVARD INDUSTRIES, INC. NONEMPLOYEE DIRECTOR STOCK OPTION PLAN


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                            HARVARD INDUSTRIES, INC.
                     NONEMPLOYEE DIRECTOR STOCK OPTION PLAN

               AS AMENDED AND RESTATED EFFECTIVE SEPTEMBER 1, 1996


ARTICLE 1.  ESTABLISHMENT, PURPOSE, AND DURATION

      1.1 ESTABLISHMENT OF THE PLAN. The Board of Directors of the Company adopted, and the Company's shareholders approved, the Harvard Industries, Inc. Nonemployee Director Stock Option Plan effective January 19, 1994. In accordance with Section 7.1 of the Plan, the Board of Directors of the Company has amended the Plan, as set forth in this document, effective September 1, 1996. The Plan permits the grant of Nonqualified Stock Options to Nonemployee Directors, subject to the terms and provisions set forth herein.

      1.2 PURPOSE OF THE PLAN. The purpose of the Plan is to promote the success and enhance the value of the Company by linking the personal interests of Nonemployee Directors to those of Company shareholders, and to attract and retain Nonemployee Directors of outstanding competence.

      1.3 DURATION OF THE PLAN. The Plan shall remain in effect, subject to the right of the Board of Directors to terminate the Plan at any time pursuant to
Article 7 herein, until all Shares subject to it shall have been purchased or acquired according to the Plan's provisions. However, in no event may an Option be granted under the Plan on or after January 19, 2004.

ARTICLE 2.  DEFINITIONS

      Whenever used in the Plan, the following terms shall have the meanings set forth below and, when the meaning is intended, the initial letter of the word is capitalized:

      2.1   "AWARD" means an Option granted under the Plan.

      2.2 "AWARD AGREEMENT" means an agreement entered into by and between the Company and a Nonemployee Director, setting forth the terms and provisions applicable to an Award granted under the Plan.

      2.3 "BOARD" OR "BOARD OF DIRECTORS" means the Board of Directors of the Company.

      2.4 "CODE" means the Internal Revenue Code of 1986, as amended from time to time.

      2.5 "COMPANY" means Harvard Industries, Inc., a Delaware corporation, or any successor thereto as provided in Section 9.6 herein.

      2.6 "DIRECTOR" means any individual who is a member of the Board of Directors of the Company.

      2.7 "EMPLOYEE" means any full-time, nonunion employee of the Company. For purposes of the Plan, an individual whose only employment relationship with the Company is as a Director, shall not be deemed to be an Employee.

      2.8 "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended from time to time, or any successor act thereto.

      2.9 "FAIR MARKET VALUE" means the closing price per Share on the relevant date as reported in THE WALL STREET JOURNAL for sales traded on the NASDAQ system for such date or, if there were no sales on such date, for the next preceding date on which there were such sales, or if Shares case to be traded on the NASDAQ system, as the Board shall determine.

      2.10 "NONEMPLOYEE DIRECTOR" means any individual who is a member of the Board of Directors of the Company, but who is not otherwise an Employee of the Company.

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      2.11 "NONQUALIFIED STOCK OPTION" OR "NQSO" means an option to purchase
Shares, granted under Article 6 herein.

      2.12 "OPTION" means a Nonqualified Stock Option granted under the Plan.

      2.13 "OPTION PRICE" means the price at which a Share may be purchased under an Option.

      2.14 "PARTICIPANT" means a Nonemployee Director of the Company who has outstanding an Option granted under the Plan.

      2.15 "RULE 16B-3" means Rule 16b-3 under the Exchange Act, as such Rule may be amended from time to time.

      2.16 "SHARES" means the shares of common stock, par value $.01 per share, of Harvard Industries, Inc.

ARTICLE 3.  ADMINISTRATION

      3.1 ADMINISTRATION BY THE BOARD. The Board shall have the full power, discretion, and authority to interpret and administer the Plan in a manner which is consistent with the Plan's provisions. However, in no event shall the Board have the power to determine Plan eligibility, or to determine the number, the value, the vesting period, or the timing of Awards to be made under the Plan (all such determinations are automatic pursuant to the provisions of the Plan).

      3.2 DECISIONS BINDING. All determinations and decisions made by the Board pursuant to the provisions of the Plan, and all related orders or resolutions of the Board shall be final, conclusive, and binding on all persons, including the Company, its stockholders, employees, Participants, and their estates and beneficiaries.

ARTICLE 4.  SHARES SUBJECT TO THE PLAN.

      4.1 NUMBER OF SHARES. Subject to adjustment as provided in Section 4.3 herein, the total number of Shares available for grant under the Plan may not exceed fifty thousand (50,000). These Shares may be either authorized but unissued or reacquired Shares.

      4.2 LAPSED AWARDS. If any Option granted under the Plan is canceled, expires, or lapses for any reason, any Shares subject to such Option again shall be available for grant of an Option under the Plan. However, in the event that prior to the Award's termination, expiration, or lapse, the holder of the Award at any time received one or more "benefits of ownership" pursuant to such Award (as defined by the Securities and Exchange Commission, pursuant to any rule or interpretation promulgated under Section 16 of the Exchange Act), the Shares subject to such Award shall not be made available for regrant under the Plan.

      4.3 ADJUSTMENTS IN AUTHORIZED SHARES. In the event of any merger, reorganization, consolidation, recapitalization, separation, liquidation, stock dividend, split-up, Share combination, or other change in the corporate structure of the Company affecting the Shares, the Board may make such adjustments to outstanding Awards as may be determined to be appropriate and equitable by the Board, in its sole discretion, to prevent dilution or enlargement of rights.

ARTICLE 5.  ELIGIBILITY AND PARTICIPATION

      5.1 ELIGIBILITY. Persons eligible to participate in the Plan are limited to Nonemployee Directors who are serving on the Board on the date of each scheduled grant under the Plan.

      5.2 ACTUAL PARTICIPATION. All eligible Nonemployee Directors shall receive grants of Options pursuant to the terms and provisions set forth in Article 6 herein.

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ARTICLE 6.  NONQUALIFIED STOCK OPTIONS

      6.1 GRANTS OF OPTIONS TO CURRENT DIRECTORS. Each individual who is a Nonemployee Director on January 19, 1994 shall be granted an Option to purchase four thousand (4,000) Shares, effective January 19, 1994 and six thousand (6,000) Shares, effective June 7, 1994. Thereafter, on January 19, 1996 and on each subsequent anniversary of such date prior to the termination of the Plan, each such Nonemployee Director shall automatically be issued an Option pursuant to the Plan to purchase 2,000 shares of Stock. The specific terms and provisions of such Options shall be incorporated in Award Agreements, executed pursuant to
Section 6.4 of the Plan.

      6.2 GRANTS OF OPTIONS TO NEWLY ELECTED DIRECTORS. During the term of this Plan, each individual who is first elected to serve as a Nonemployee Director after January 19, 1994 shall be granted an Option to purchase four thousand (4,000) Shares, effective one (1) business day following the date of such election. Thereafter, on the second and each subsequent anniversary of such date prior to the termination of the Plan, each such Nonemployee Director shall automatically be issued an Option pursuant to the Plan to purchase 2,000 shares of Stock. The specific terms and provision of such Options shall be incorporated in Award Agreements, executed pursuant to Section 6.4 of the Plan.

      6.3 LIMITATION ON GRANT OF OPTIONS. Other than those grants of Options set forth in Sections 6.1 and 6.2 herein, no additional Options shall be granted under the Plan. Moreover, no individual shall be entitled to receive a grant of Options under both Sections 6.1 and 6.2 herein.

      6.4 OPTION AWARD AGREEMENT. Each Option grant shall be evidenced by an Award Agreement that shall specify the Option Price, the duration of the Option, the number of Shares available for purchase under the Option, and such other provisions as the Board shall determine.

      6.5 OPTION PRICE. The purchase price per Share available for purchase under an Option shall equal the Fair Market Value of a Share on the date the Option is granted.

      6.6 DURATION OF OPTIONS. Each Option shall expire on the tenth (10th) anniversary date of its grant.

      6.7 VESTING OF SHARES SUBJECT TO OPTION. Subject to the terms of this Plan, all Options granted under this Plan shall be one hundred percent (100%) vested upon the date of grant, and shall remain exercisable until the tenth anniversary of their grant date.

      6.8 TERMINATION OF DIRECTORSHIP. In the event a Participant ceases to be a Director for any reason, all outstanding Options shall remain exercisable for three (3) years following the date the Director's service on the Board terminates, or until their expiration date, whichever period is shorter.

      6.9 PAYMENT. Options shall be exercised by the delivery of a written notice of exercise to the Company, setting forth the number of Shares with respect to which the Option is to be exercised, accompanied by full payment for the Shares. The Option Price upon exercise of any Option shall be payable to the Company in full in cash or its equivalent.

      As soon as practicable after receipt of a written notification of exercise and full payment, the Company shall deliver to the Participant, in the Participant's name, Share certificates in an appropriate amount based upon the number of Shares purchased pursuant to the exercise of the Option.

      6.10 RESTRICTIONS ON SHARE TRANSFERABILITY. The Board shall impose such restrictions on any Shares acquired pursuant to the exercise of an Option under the Plan, as it may deem advisable, including, without limitation, restrictions under applicable Federal securities laws, under the requirements of any stock exchange or market upon which such Shares are then listed and/or traded, and under any blue sky or state securities laws applicable to such Shares.

      6.11 NONTRANSFERABILITY OF OPTIONS. No Option granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and

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distribution. Further, all Options granted to a Participant under the Plan shall be exercisable during his or her lifetime only by such Participant.

ARTICLE 7.  AMENDMENT, MODIFICATION, AND TERMINATION

      7.1 AMENDMENT, MODIFICATION, AND TERMINATION. Subject to the terms set forth in this Section 7.1, the Board may terminate, amend, or modify the Plan at any time and from time to time; provided, however, that the provisions set forth in the Plan regarding the amount of securities to be awarded to Directors, the price of securities awarded to Directors, and the timing of awards to Directors, may not be amended more than once within any six (6) month period, other than to conform with changes in the Code, the Employee Retirement Income Security Act of 1974 as amended from time to time, or the rules thereunder.

      Without the approval of the stockholders of the Company (to the extent required by the Code, by Section 16 of the Exchange Act, by any national securities exchange or system on which the Shares are then listed or reported, or by a regulatory body having jurisdiction with respect hereto) no such termination, amendment, or modification may:

            (a) Materially increase the total number or value of Shares which may be available for grants of Awards under the Plan, except as provided in Section 4.3 herein; or

            (b) Materially change the class of Participants eligible to participate in the Plan; or

            (c) Materially increase the benefits accruing to Participants.

      7.2 AWARDS PREVIOUSLY GRANTED. Unless required by law, no termination, amendment, or modification of the Plan shall in any manner adversely affect any Award previously granted under the Plan, without the written consent of the Participant holding the Award.

ARTICLE 8.  BENEFICIARY DESIGNATION

      Each Participant under the Plan may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under the Plan is to be paid in the event of his or her death (and/or who may exercise the Participant's vested Options following his or her death). Each designation will revoke all prior designations by the same Participant, shall be in a form prescribed by the Board, and will be effective only when filed by the Participant in writing with the Board during his or her lifetime. In the absence of any such designation, benefits remaining unpaid at the Participant's death shall be paid to the Participant's estate (and, subject to the terms and provisions of the Plan, any unexercised vested Options may be exercised by the administrator or executor of the Participant's estate).

ARTICLE 9.  MISCELLANEOUS

      9.1 GENDER AND NUMBER. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular and the singular shall include the plural.

      9.2 SEVERABILITY. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

      9.3 NO RIGHT OF NOMINATION. Nothing in the Plan shall be deemed to create any obligation on the part of the Board to nominate any Director for reelection by the Company's shareholders.

      9.4 ADDITIONAL COMPENSATION. Shares granted under the Plan shall be in addition to any annual retainer, attendance fees, or other compensation payable to each Participant as a result of his or her service on the Board.

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      9.5 SUCCESSORS. All obligations of the Company under the Plan, with respect to Awards granted hereunder, shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

      9.6 REQUIREMENTS OF LAW. The granting of Awards under the Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required. Transactions under this Plan are intended to comply with all applicable conditions of Rule 16b-3 or its successors under the Exchange Act. To the extent that any provision of this Plan or action by the Board fails to comply with Rule 16b-3, it shall be deemed null and void, to the extent permitted by law and deemed advisable by the Board.

      9.7 GOVERNING LAW. To the extent not preempted by Federal law, the Plan, and all agreements hereunder, shall be construed in accordance with and governed by the laws of the State of Delaware.

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